EXHIBIT 99.1
                            1998 Third Quarter Report
                        LIMITED PARTNER QUARTERLY UPDATE

 HOST MARRIOTT CORPORATION'S CONVERSION TO A REAL ESTATE INVESTMENT TRUST

As publicly announced in April 1998, Host Marriott Corporation ("Host Marriott"), the parent company of the General Partner of the Partnership, has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT") for federal income tax purposes. As part of the REIT conversion, Host Marriott proposes to merge into HMC Merger Corporation (to be renamed "Host Marriott Corporation"), a Maryland corporation ("Host REIT"), and thereafter continue and expand its full-service hotel ownership business. Host REIT will operate through Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), of which Host REIT will be the sole general partner. This is commonly called an "UPREIT" structure and it is used to facilitate tax-deferred acquisitions of properties.

In previous correspondence, you were notified that you would be asked to vote on a proposed transaction involving the Merger of this Partnership with the Operating Partnership. The Prospectus/Consent Solicitation Statement and the Partnership's Supplement which contain detailed information relating to this proposal were mailed to all Limited Partners of record as of September 18, 1998. This is the date set by the General Partner as the record date for determining Limited Partners entitled to vote on the Merger and the related amendments to the partnership agreement. The Prospectus/Consent Solicitation Statement and the Partnership's Supplement should be reviewed as you make your decision to vote. You also received, among other things, a list of Questions and Answers and telephone numbers for assistance. We strongly encourage Limited Partners to consult with their own financial and tax advisors when making their decision on how to vote and which option to choose.

It is important that your Partnership Units be voted, regardless of the number of Partnership Units you hold. The solicitation period ends at 5:00 p.m., Eastern time, on December 12, 1998, unless extended. If you have not yet received the Prospectus/Consent Solicitation Statement or if you or your advisors have any questions regarding the Merger, please contact the Information Agent at 1-800-733-8481 extension 445.

PARTNERSHIP PERFORMANCE

As of the third quarter of 1998, the Partnership's cash flow was sufficient to meet the required quarterly debt service payments due in March, June and September. Based on current forecasts, cash flow from operations of the Partnership will be sufficient to pay the next quarterly debt service payment due in December. The restructured loan requires all excess cash flow to be applied toward additional principal amortization; therefore, no cash distributions will be made to the partners in 1998 or during the term of the restructured debt.

HOTEL OPERATIONS

Third quarter 1998  operations of the Marriott O'Hare Suites Hotel resulted in a $174,000 or 11% increase in total revenues over third quarter 1997 primarily due to continued improvement in room sales and profit. Third quarter REVPAR, or revenue per available room, increased 7% to $136 due to an 8% increase in the average room rate to $158. Average occupancy remained stable at 86%. Average transient and group rates increased 7% and 14%, respectively, over third quarter last year. The increase in average room rate of approximately $11 for the third quarter of 1998 was primarily due to the Hotel limiting the sale of discounted rooms, increasing its corporate room rates and creating a breakfast-included rate which raised the non-corporate premium rate. Due to the increase in REVPAR, rooms profit for the quarter increased 9% or $187,000 over last year.

On a year-to-date basis, total revenues increased $580,000, or 13%, due to improvements in REVPAR and rooms profit. REVPAR increased 9% over the comparable period in 1997 from $122 to $133. The increase in REVPAR was the result of a 10% increase in average room rate from $144 to $159, slightly offset by a one percentage point decrease in average occupancy to 84%. As a result, year-to-date rooms profit increased $670,000, or 11%, compared to the same period in 1997.

The outlook for the remainder of the year is positive with Hotel revenues projected to exceed 1997 levels. The Hotel plans to institute seasonal pricing in the upcoming periods in order to maximize occupancy. The Hotel has completed all major capital expenditure projects for 1998, including guest bathroom and lobby renovations and the replacement of the majority of its guest room chairs with new, more comfortable ergonomic chairs. The Hotel continues to strive for excellence in all areas and was recently recognized by Marriott International, Inc. for its continued excellence in guest service.

We invite you to enjoy the superior facilities and personalized atmosphere offered by the AAA Four Diamond Award winning Chicago Marriott O'Hare Suites Hotel whenever you travel to the Chicago area. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

ESTIMATED 1998 TAX INFORMATION

Based on current projections, taxable income estimated at $2,200 will be allocated to each limited partner unit for the year ending December 31, 1998.

The 1998 tax information,  used for preparing your Federal and state income tax returns, will be mailed no later than March 15, 1999. To ensure confidentiality, we regret that we are unable to furnish your tax information over the telephone. Unless otherwise instructed, we will mail your tax information to your address as it appears on this report. Therefore, to avoid delays in delivery of this important information, please notify the Partnership in writing of any address changes by January 31, 1999.